EXHIBIT 5

September 17, 2003

Board of Directors
MarketShare Recovery, Inc.
95 Broadhollow Road Suite 101
Melville New York 11747

Gentlemen:

We have acted as special counsel to Marketshare Recovery, Inc. a Delaware corporation (the "Company"), with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") covering up to 1,750,000 shares of the Company's Common Stock, $0.10 par value per share (the "Shares"), available for issuance pursuant to the "Employee Stock Option Agreement" and the "MarketShare Recovery Stock Plan," respectively.

Based on our review of the Articles of Incorporation of the Company, the Code of By-Laws of the Company, the Agreement and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, upon proper and legal issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares willbe duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company.


We consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Very truly yours,





                         /s/ Adam J. Laufer
                         ------------------------
                         Adam J. Laufer Esq.
                         Attorney at Law